UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2019

INFINERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Caspian Court
Sunnyvale, CA		94089
(Address of principal executive offices)		(Zip Code)

(408) 572-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol)	(Name of exchange on which registered)
Common shares, par value $0.001 per share	INFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into Material Definitive Agreement.

On August 1, 2019 (the “Closing Date”), Infinera Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The Credit Agreement provides for a senior secured asset-based revolving credit facility of up to $100 million (the “Credit Facility”), which the Company may draw upon from time to time. The Company may increase the total commitments under the Credit Facility by up to an additional $50 million, subject to certain conditions. In addition, the Credit Agreement provides for a $50 million letter of credit subfacility and a $10 million swingline loan facility. The proceeds of the loans under the Credit Agreement may be used to pay the fees, costs, and expenses incurred in connection with the Credit Agreement and for working capital and general corporate purposes. The Credit Facility matures, and all outstanding loans become due and payable, on March 5, 2024. There were no amounts outstanding under the Credit Facility as of the Closing Date.

Availability under the Credit Facility will be based upon periodic borrowing base certifications valuing certain of the Loan Parties’ (as defined below) inventory and accounts receivable, as reduced by certain reserves. Outstanding borrowings accrue interest at floating rates plus an applicable margin of 2.00% to 2.50% for LIBOR rate loans and 1.00% to 1.50% for base rate loans. The commitment fee payable on the unused portion of the Credit Facility is equal to 0.375% to 0.625% per annum based on utilization of the Credit Facility.

Certain domestic subsidiaries (the “Guarantors” and, together with the Company, the “Loan Parties”) of the Company provided an unconditional guaranty of all amounts owing under the Credit Agreement and related credit documents. Pursuant to that certain Guaranty and Security Agreement (the “Guaranty and Security Agreement”), dated as of August 1, 2019, the Loan Parties have also granted first-priority (subject to certain exceptions) security interests in their respective accounts, inventory, certain related assets, specified deposit accounts, and certain other accounts to secure the obligations under the Credit Agreement and the related credit documents. Future domestic material subsidiaries are also required to become a party to the Guaranty and Security Agreement.

The Credit Agreement contains customary affirmative covenants, such as financial statement reporting requirements and delivery of borrowing base certificates. The Credit Agreement also contains customary covenants that limit the ability of the Loan Parties and their subsidiaries to, among other things, incur debt, create liens and encumbrances, engage in certain fundamental changes, dispose of assets, prepay certain indebtedness, make restricted payments, make investments, and engage in transactions with affiliates. The Credit Agreement also contains a financial covenant that requires the Company to maintain a minimum amount of liquidity.

The Credit Agreement contains customary events of default, such as the failure to pay obligations when due, a material breach of representations and warranties or covenants, the entry of material judgments against the Loan Parties or their subsidiaries, the initiation of bankruptcy or insolvency proceedings of the Loan Parties or their domestic material subsidiaries, defaults on certain other indebtedness, a change of control, the failure of the guaranty of the Guarantors to be in effect or the failure of the security documents to create valid and perfected liens or the loan documents to be valid and enforceable. Upon an event of default, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 1, 2019, by and among Infinera Corporation, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

10.2	Guaranty and Security Agreement, dated as of August 1, 2019, by and among Infinera Corporation, Coriant Operations, Inc., Coriant North America, LLC, Coriant America Inc., Coriant (USA) Inc., and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: August 2, 2019	By:	/s/ David L. Teichmann
David L. Teichmann Chief Legal Officer and Corporate Secretary